SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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RATIONAL SOFTWARE CORPORATION
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following message was sent by email to certain Rational customers and was posted on Rational's website, www.Rational.com, on December 18, 2002.

A Message from Mike Devlin, CEO of Rational Software

Over the past several days, many customers have approached Rational with questions about the impact of the pending IBM acquisition of Rational Software. I wanted to take this opportunity to give you the same guidance and assurances we have provided them.

For the past twenty-one years, Rational has built its business by serving a variety of customers building many different types of software on a mix of platforms and languages. We intend to continue on this path. In addition, in a recent FAQ [available at: http://www-3.ibm.com/software/swnews/swnews.nsf/n/mmaa5gx3fr] on the Rational acquisition, IBM clearly states its position on the matter.

Rational and Microsoft: Continued Support

Rational intends to continue to support Microsoft technologies, including the Microsoft .NET platform. For more than ten years, Rational has taken a leadership role in the support of Microsoft technologies. Rational was an early and ardent supporter of the Microsoft. NET development platform, and, with the launch of Rational® XDE Professional™, was the first to offer integrated visual modeling on the .NET platform. Our relationship with Microsoft spans ten years of collaboration.

The IBM FAQ states that, "It is IBM's strategy to provide the best support for customers with heterogeneous IT environments. With this acquisition, IBM will have the broadest support for software development environments- IBM intends to continue development and evolution of the tools that integrate and compliment the Visual Studio .NET development environment."

Rational is committed to the ongoing development and evolution of tools that complement the .NET development environment, including continued support of Visual Studio .NET for development and the .NET execution environment for deployment. Both Rational and IBM are Microsoft VSIP (Visual Studio .NET Integration Program) partners. Rational intends to continue working cooperatively with other Program participants.

All Rational Product Lines: Continued Support

The IBM FAQ also states that "It is IBM's intent to grow the Rational based revenue stream in all major sectors that Rational participates in today." Rational intends to continue to develop and enhance Rational's entire portfolio of lifecycle development tools, including its full line of solutions for requirements and analysis, visual modeling and development, automated testing, project management, software configuration management, and configurable process frameworks.

Rational and Embedded Developers: Continued Support

Rational is committed to the ongoing development and evolution of our technical and embedded software development solutions on the broadest range of embedded development and execution platforms.

The IBM FAQ recognizes that "Rational is a leader and has a deep heritage with customers building software for technical software products and systems" and asserts that "We intend to continue to support those customers and invest in our solution to help them build better software faster."

We're confident that IBM's planned acquisition of Rational will bring many benefits to all our customers, and are eager to answer any questions you may have. Should you have any concerns about Rational's support for specific development tools or platforms, please contact your Rational account manager.

Best regards,

Mike Devlin
CEO, Rational Software

In connection with the merger, Rational has filed preliminary proxy materials and has filed and will file other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF RATIONAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations, Rational Software Corporation, 18880 Homestead Road, Cupertino, CA 95014 (Telephone: (408) 863-9900). In addition, documents filed with the SEC by Rational are available free of charge at the SEC's web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Rational in connection with the transaction, and their interests in the solicitation, is set forth in the preliminary proxy materials that were filed by Rational with the SEC on December 11, 2002.

Forward-Looking Statements

Except for historical information contained herein, statements contained in this document may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are neither promises nor guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee relations and other risks concerning IBM and Rational and their respective operations that are detailed in the periodic filings with the SEC of IBM and Rational, including their most recent filings on Form 10-K or Form 10-Q.